Exhibit 11


                           MERRIMAC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                       ---------------------------------
                                  (Unaudited)
                                  -----------

                                                           Quarters Ended              Nine Months Ended
                                                     ---------------------------  ----------------------------
                                                     September 28, September 29,  September 28,  September 29,
                                                          2002         2001           2002           2001
                                                     ---------------------------  ----------------------------
Numerator:
Net income (loss) available to common stockholders...   $  57,054     $(209,339)     $ 145,692      $(103,584)
                                                        =========    ==========      =========      =========

Basic earnings (loss) per share
-------------------------------
Weighted average number of shares outstanding for
basic net income (loss) per share
Common stock.........................................   3,145,370     2,622,573      3,055,713      2,615,551
                                                        =========     =========      =========      =========
Net income (loss) per common share - basic...........      $  .02         $(.08)         $ .05          $(.04)
                                                            =====         =====          =====           ====

Diluted earnings (loss) per share
---------------------------------
Weighted average number of shares outstanding for
diluted net income (loss) per share
Common stock ........................................   3,145,370     2,622,573      3,055,713      2,615,551
Effect of dilutive securities - stock options (1) ...       2,264           -           43,181             -
                                                        ---------     ---------      ---------      ---------
Weighted average number of shares outstanding for
diluted net income (loss) per share..................   3,147,634     2,622,573      3,098,894      2,615,551
                                                        =========     =========      =========      =========
Net income (loss) per common share - diluted.........       $ .02         $(.08)         $ .05          $(.04)
                                                            =====         =====          =====           ====

(1) Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.

     Stock options and warrants did not have an effect on the computation of the diluted loss per share in the third quarter and nine months ended of 2001 since they were antidilutive.